Exhibit 99.1

Press Release For Immediate Release
Contact: Christopher D. Myers
President & Chief Executive Officer
(909) 980-4030
CVB Financial Corp. Announces Sale of Notes
Ontario, CA — March 28, 2011 — CVB Financial Corp. (NASDAQ:CVBF) announced the sale of six of seven notes previously held in connection with its former largest borrowing relationship. The sale was made to an unrelated third party and closed on March 25, 2011. The six notes, with a bank carrying value of $42.9 million (and a legal principal balance of $78.1 million), were sold for $41 million. Summarized terms of the sale are as follows:
•	$36 million in cash

•	$5 million in the form of a note secured by a first trust deed lien on an 80,000 +/- square foot office building located in Ontario, CA. The office building is located across the street from CVBF’s corporate headquarters. The subject note matures in March 2016 and bears a market interest rate.
The seventh note, with a bank carrying value of $2.3 million (and a legal principal balance of $2.7 million) was not sold. This note is presently secured by a first trust deed lien on 26 residential lots in Oceanside, CA. Though this loan has always been to a separate party, the note had been personally guaranteed by the principal of our former largest borrowing relationship. This loan remains non-performing, and we are actively pursuing collection.
The sale of the six notes resulted in an additional charge-off of $1.9 million, which was taken in the current fiscal quarter. Together with the $34.1 million in charge-offs taken previously in 2010, total charge-offs from loans in connection with our former largest borrowing relationship equal $36 million or 44% of the ending legal principal balance

($82 million) in July 2010. CVBF did not take any charge-offs with respect to this borrowing relationship before September 8, 2010.
As part of the overall transaction, CVBF and its former largest borrower executed mutual general releases with respect to the six notes that were sold and, with respect to the seventh note that was not sold (with a carrying value of $2.3 million), CVBF released the personal guarantee of the principal of the borrower.
“We are pleased that this transaction substantially reduces our non-performing assets” said Christopher D. Myers, President and Chief Executive Officer.
CVB Financial Corp. is the holding company for Citizens Business Bank, a $6.4 billion in assets financial services company based in Ontario, California. Citizens Business Bank serves 41 cities with 43 Business Financial Centers and five Commercial Banking Centers in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California. CitizensTrust, the Bank’s wealth management and investment division, has $2.1 billion in assets under management and administration
Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the CVB Investor tab.

Safe Harbor
Certain matters set forth herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plan and expectations regarding future operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic conditions and events and the impact they may have on us and our customers; ability to attract deposits and other sources of liquidity; oversupply of inventory and continued deterioration in values of California real estate, both residential and commercial; a prolonged slowdown in construction activity; changes in the financial performance and/or condition of our borrowers; changes in the level of non-performing assets and charge-offs; ability to repurchase our securities issued to the U.S. Treasury pursuant to its Capital Purchase Program; the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, executive compensation and insurance) with which we and our subsidiaries must comply; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; inflation, interest rate, securities market and monetary fluctuations; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, or the effects of pandemic flu; the timely development and acceptance of new banking products and services and perceived overall value of these products and services by users; changes in consumer spending, borrowing and savings habits; technological changes; the ability to increase market share and control expenses; changes in the competitive environment among financial and bank holding companies and other financial service providers; continued volatility in the credit and equity markets and its effect on the general economy; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; changes in our organization, management, compensation and benefit plans; the costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews; our success at managing the risks involved in the foregoing items and other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31,2010, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law.
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